UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT



Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934
Date of Report (Date of earliest event reported)          August 8, 1997

The San Francisco Company
(Exact name of registrant as specified in its charter)


Delaware		                 		 0-10198	   		  	94-3071255
(State or other jurisdiction	(Commission	  		 (IRS Employer
 incorporation)			            File Number)		   Identification No.)




     550 Montgomery Street, San Francisco, California         94111
(Address of principal executive offices)				                	(Zip Code)



Registrant's telephone number, including area code  (415)781-7810



						N/A
(Former name or former address, if changed since last report.)



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INFORMATION TO BE INCLUDED IN THIS REPORT

Item 1. Change in Control of Registrant.


Change in Control

 Mr. Putra Masagung, the record holder of 97.8% of The San Francisco Company's (the "Company") outstanding Class A Common Stock (the "Common Stock"), has advised the Company that a majority ownership of the Company's Common Stock was beneficially acquired by PT Gunung Agung
(the "GA"), an Indonesian company, in a series of transactions from 1992 to 1995 for a total of $32.050 million. Mr. Masagung has advised the Company that he has no knowledge of the source of $8.250 million of the funds used by GA in the acquisition and that the remaining $23.800 million was from loan proceeds. Mr. Masagung has advised the Company that the source of the loan funds was from two banks; $20.000 million from The PT Indopac Perdana Finance, LTD. Corporation (Bank Pacific Group); and $3.800 million from PT Bank Dharmala. On the basis of the foregoing, as of August 8, 1997, GA holds a beneficial interest in approximately 52% of the Company's voting securities.

 This acquisition of a majority ownership occurred without the required prior approval of the California State and Federal regulatory authorities. The Company believes that without such regulatory approval GA will be prevented from exercising its rights as a shareholder. Representatives of both the Company and Mr. Masagung have initiated discussions with these regulatory agencies to determine the appropriate steps to be taken under the circumstances.

	This development will reduce the net operating loss carryforwards that the Company may have utilized to reduce any future income tax liability. Based on the facts known at this time, management of the Company does not believe this development will have any material impact on the operations or the financial condition of the Company or the Bank.



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SIGNATURE



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


The San Francisco Company
Registrant



Date:	August 8, 1997




									James E. Gilleran
									Chairman of the Board and
									Chief Executive Officer



Date: August 8, 1997




 								Keary Colwell
									Chief Financial Officer and
									Executive Vice President